EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Nautilus, Inc.

We consent to the incorporation by reference in the registration statement (Nos. 333-204455, 333-126054, 333-46936 and 333-79643) on Form S-8 of Nautilus, Inc. of our report dated February 27, 2019, with respect to the consolidated balance sheets of Nautilus, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Nautilus, Inc.

Our report refers to our audit of the adjustments to the 2016 consolidated financial statements to retrospectively apply the change in accounting for revenue recognition due to the adoption of ASC 606 Revenue from Contracts with Customers, as more fully described in Note 4 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2016 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Portland, Oregon
February 27, 2019